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                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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|_| Preliminary Proxy Statement

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    Rule 14a-6(e)(2))

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|_| Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-1

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                              RITE AID CORPORATION

                (Name of Registrant as Specified In Its Charter)



    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS



   The following information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

   Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

     o    our high level of indebtedness;

     o our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our credit facilities and other debt agreements;

     o our ability to complete the financial restructuring contemplated by our May 15, 2001 bank commitment letter;

     o our ability to improve the operating performance of our existing stores, and, in particular, our new and relocated stores in accordance with our management's long term strategy;

     o the outcomes of pending lawsuits and governmental investigations, both civil and criminal, involving our financial reporting and other matters;

     o competitive pricing pressures, continued consolidation of the drugstore industry, third-party prescription reimbursement levels, regulatory changes governing pharmacy practices, general economic conditions and inflation, interest rate movements, access to capital and merchandise supply constraints; and

     o our ability to further develop, implement and maintain reliable and adequate internal accounting systems and controls.

   We undertake no obligation to revise the forward-looking statements included in this report to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting our Future Prospects" in our Annual Report on Form 10-K included herein.



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                                 [RITE AID LOGO]





May 31, 2001

To Our Stockholders, Customers, Suppliers and Associates:

Fiscal 2001 was a year of continuous progress for Rite Aid, with results improving quarter to quarter as we began executing our turnaround plan. While the year started with unexpected challenges, it ended with significant accomplishments as we dramatically improved our store operations and at the same time, significantly reduced our debt. As we work hard to build on these improvements, we believe our company is poised for further success and positioned for a rewarding future.

The year began with declining customer traffic; seriously deteriorated store conditions; $6.6 billion of long-term debt with a substantial portion set to mature in October of 2000; no reliable financial reporting; shareholder class action lawsuits and a workforce demoralized by unstable conditions, including the resignation of former management.

Fiscal 2001, A Year of Accomplishments

With a significantly strengthened senior management team, the hard work of re-energized, dedicated and talented Rite Aid associates, stronger relationships with our suppliers, improving store conditions, a competitive marketing program and the support of our lenders, by the end of the year we had:

Reported nine months of same store sales increases averaging more than ten percent, leading the chain drugstore sector in same store sales increases on the front end. This growth was fueled by expanded product offerings, strong seasonal selections, timely promotions, competitive pricing, consistent and value-driven advertising and good in-stock position. Our pharmacy comparable sales strengthened in the second half of the year, with February showing the highest increases for the 12 months in both dollars and the number of prescriptions filled. We reported $14.5 billion in sales in fiscal 2001, with same store sales increasing by more than nine percent.

Significantly improved store operations, as a result of increasing sales, improved labor productivity and overall better operating efficiency.

Obtained additional time and money to support our turnaround initiatives, by completing a refinancing in June 2000 that resulted in additional working capital and no significant debt coming due before August 2002. We have recently announced a new refinancing plan that, when completed, will further extend the maturity on a substantial portion of our debt until March 2005 and give us more time to realize the benefits of our turnaround plan. We plan to complete this new refinancing this summer.

Substantially reduced debt, from $6.6 billion at the end of fiscal 2000 to $4.9 billion as of May 4, 2001 with the proceeds from the sale of PCS Health Systems, Inc. and as a result of debt for equity exchanges. When completed, our new refinancing will result in further significant debt reduction.

Resumed normal financial reporting, after restating results for fiscal years 1998, 1999 and the first two quarters of fiscal 2000;

Settled the securities class action lawsuits, pending court approval, relating to certain accounting practices and financial reporting under former management. Importantly, we settled these suits with no current cash outlay; and

Strengthened our store portfolio as we continued to pursue our plan for fiscally responsible growth. We opened 9 new stores, relocated 63 stores, remodeled 98 stores and closed 163 stores, weeding out underperforming units that were a substantial drain on cash flow and had little chance of future profitability, to finish the year with more than 3,600 units. We reduced capital expenditures by $441 million as compared to fiscal 2000. We will continue

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to grow responsibly with plans to open, relocate or remodel approximately 107 stores this fiscal year and will continue to evaluate underperforming stores for closure.

In the fourth quarter, we also made significant progress on two other initiatives we believe will position us for better results in fiscal 2002 and beyond. We completed the first phase of our supply chain initiative, designed to result in better inventory control, more effective buying, better service to the stores and substantial savings. We launched our customer service initiative SMILE, which is both our new "Basics of Customer Service Program" as well as an associate recognition program to reward good service. SMILE stands for Say Hello, Make Eye Contact, Identify Yourself, Listen to the Customer and Express Thanks and supports our goal to distinguish ourselves from other chain drugstores through excellent customer service.

The Rite Aid Opportunity

While we realize we still have a lot of work to do on our turnaround plan, we believe that initiatives in fiscal 2001 laid the groundwork for continued improvement in Rite Aid's sales, cash flow and overall financial performance.

The demographic trends certainly are in our favor. Industry experts predict that prescription sales will grow 75 percent over the next five years. Baby Boomers are getting older, life expectancy continues to rise and we live in an era of breakthrough drug treatments with the Federal Drug Administration reporting a record number of new drugs in its approval pipeline. We operate in the fastest growing retail sector today.

We believe Rite Aid is well positioned to take advantage of this growth. Because approximately 50 percent of our stores have been opened, relocated or remodeled in the last five years--with many of them larger free-standing units--we benefit from one of the most modern store bases in the industry. We have a first or second place position in many of the major metropolitan markets that we serve. We believe our strong brand name, modern distribution system and pharmacy technology, talented and dedicated associates and one of the strongest management teams in retailing today also give us a competitive advantage.

Our Operating Strategy

While our sales per square foot and cash flow improved in fiscal 2001, they are still below those of our major competitors. As a result, we see significant potential to improve the productivity of our existing store base. Our strategy is to capitalize on the substantial investments that have been made in our stores and distribution facilities over the last five years by attracting more customers and making our current customers more frequent buyers.

As part of that strategy, we will continue to enhance the relationship we have with our customers through weekly, value-driven advertising circulars; effective promotions like our President's Sale in February; strong seasonal programs and community events like the very successful Rite Aid Health and Beauty Expositions in New Orleans in January and Seattle in May that offered the public free health screenings, make-overs and beauty tips. By the end of June, we will have completed lowering our cash prescription prices to be competitive in all of our markets, a program started in fiscal 2001 which we believe will enhance the image of our pharmacies. We also plan to attract new customers to Rite Aid by increasing our purchases of prescription files. We have recently redesigned our website to promote our products and services more effectively and make it easier to order prescriptions on the Internet, through drugstore.com, and pick them up at a Rite Aid store.

We will also continue to focus on improving our products and services, especially in the private brand category, which generates higher margins than nationally branded products and distinguishes Rite Aid from the competition. We added 159 new products to our private brand program in fiscal 2001 and earlier this year launched three new exclusive bath and body lines--Pure Spring, Elsewhere and a children's line called Soaked in Tickles. The response has been outstanding both from customers and beauty editors of leading magazines alike.

To continue to capitalize on the demand for vitamins and mineral supplements, we plan to add GNC departments to 220 more Rite Aid stores this year, after ending fiscal 2001 with more than 600 GNC "stores within our stores." We expect that adding new and expanded product categories like home office, home decor and electronics to our larger stores in the West and the South will also contribute to our growth. We will also continue the low-cost remodeling and remerchandising of our larger stores in the West and the South, after successfully remodeling 94 West Coast larger stores this past fiscal year, and will refresh selected smaller stores in the East.



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A major focus this summer will be a new and improved Rite Aid photo department with unique, branded services and value prices in partnership with Eastman Kodak. We also believe that our recent addition of Coca Cola products to our beverage selections in stores nationwide will attract more customers.

In our pharmacy departments, we continue to improve service, adding technology to all of our stores that makes it easy to order a refill and designate a pick-up time through voice messaging. Calling and reminding customers to refill or pick up a prescription as an additional service will be added to those voice response units later this year. We finished fiscal 2001 with automated pharmacy dispensing technology that helps our pharmacist fill 200 of the most requested prescriptions faster and with great accuracy in nearly 900 of our stores.

As everyone who shops knows, you're much more likely to return to a store if you have great service which can only be achieved by an empowered, motivated, knowledgeable and well-trained workforce. Our Rite Aid associates have paid great attention to taking care of our customers this past year as we work towards our goal of distinguishing Rite Aid from other drugstore chains by providing excellent customer service. We will continue to develop our SMILE training and associate recognition programs, our training on new products and other associate incentives to help us deliver top-quality service. We will also continue to show our associates that we know they are the most critical element to our success by focusing on RAPTAR, our acronym for Recognition, Appreciation, Praise, Treat Associates Respectfully.

Many Responsible for Rite Aid's Progress

Our results in fiscal 2001 show that our plan and our focus are working. We are very excited about the positive trends in sales and cash flow and the improvements in service and the conditions of our stores.

We have made tremendous progress in just a few months and the credit goes to our 75,000 associates. They have positioned our company to be very successful in fiscal 2002 and in the future. We can never say "thank you" enough.

We must also thank our suppliers. In the early months, when there was some doubt about whether Rite Aid could survive, we received tremendous support from most of them and, as a result, have built great partnerships that will continue to be a benefit to us in the future.

Early on, we asked our lenders for more time and more money and in return, committed to do everything in our power to justify their confidence in us and in our plan. Without their support we would not have been able to deliver the results that we have. We thank them for continuing to believe in us.

We thank our customers who stayed with us for their patience and support as we improved our stores and thank others for being willing to try us again or for the first time. We promise we will continue to work hard to appreciate all of you always.

While we are pleased with our progress, we know our work is far from over. We remain totally committed to executing our turnaround plan and believe that in fiscal 2002, Rite Aid will be in an even better position to reward our associates, our suppliers, our lenders and our stockholders.


/s/ Bob Miller                        /s/ Mary Sammons

Bob Miller                            Mary Sammons
Chairman and                          President and
Chief Executive Officer               Chief Operating Officer


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